Exhibit (a)(1)(H)


News Release
For Immediate Release:  July 14, 2005

   CARE ASSOCIATES, LLC ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR UNITS OF
    LIMITED PARTNER INTERESTS IN CONSOLIDATED RESOURCES HEALTH CARE FUND II

     Cleveland, Tennessee - Care Associates, LLC ("Care Associates") today announced the final results of its tender offer to purchase Units of limited partner interests in Consolidated Resources Health Care Fund II, which expired at 12:00 midnight, Eastern Time, on Wednesday, July 13, 2005.

     Based upon reports from Colbent Corporation, the depositary for the tender offer, 2,104 Units of the currently outstanding 15,000 Units of limited partner interests in Consolidated Resources Health Care Fund II were properly tendered and not withdrawn, representing approximately 14.03 % of the outstanding Units. Care Associates has accepted for purchase and will promptly pay for all 2,104 Units at a purchase price of $456 per Unit. The total cost, excluding fees and expenses incurred in connection with the Offer, will be approximately $959,424.

     Any questions concerning the tender offer may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at (800) 431-9645.